Exhibit 99.1
The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $13.18 FOR 2010

EARNINGS PER COMMON SHARE WERE $15.22 (1) FOR 2010 EXCLUDING THE IMPACT OF THE U.K. BANK PAYROLL TAX, THE SEC SETTLEMENT AND THE NYSE DMM RIGHTS IMPAIRMENT

FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $3.79
NEW YORK, January 19, 2011 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $39.16 billion and net earnings of $8.35 billion for the year ended December 31, 2010. Diluted earnings per common share were $13.18 compared with $22.13 for the year ended December 31, 2009. Return on average common shareholders’ equity (ROE) (2) was 11.5% for 2010.
Fourth quarter net revenues were $8.64 billion and net earnings were $2.39 billion. Diluted earnings per common share were $3.79 compared with $8.20 for the fourth quarter of 2009 and $2.98 for the third quarter of 2010. Annualized ROE (2) was 13.1% for the fourth quarter of 2010.
Excluding the impact of the $465 million related to the U.K. bank payroll tax, the $550 million related to the SEC settlement and the $305 million related to the impairment of the firm’s New York Stock Exchange (NYSE) Designated Market Maker (DMM) rights, diluted earnings per common share were $15.22 (1) and ROE was 13.1% (1) for the year ended December 31, 2010.
Annual Highlights
•	The firm generated net revenues of $39.16 billion and net earnings of $8.35 billion for 2010, despite a challenging operating environment.

•	The firm continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the calendar year. (3)

•	Book value per common share increased by approximately 10% to $128.72 and tangible book value per common share (4) increased by approximately 9% to $118.63 compared with the end of 2009.

•	The firm continues to manage its capital conservatively. The firm’s Tier 1 capital ratio under Basel 1 (5) was 16.0% as of December 31, 2010. The firm’s Tier 1 common ratio under Basel 1 (6) was 13.3% as of December 31, 2010.

•	$320 million of the firm’s charitable contributions for 2010 were to Goldman Sachs Gives, the firm’s donor advised fund. Compensation was reduced to fund this charitable contribution.

•	On January 11, 2011, the Business Standards Committee released its recommendations following an extensive review to ensure that the firm’s business standards and practices are of the highest quality, that they meet or exceed the expectations of the firm’s clients, stakeholders and regulators, and that they contribute to overall financial stability and economic opportunity. These recommendations have been approved by the firm’s senior management and the Board of Directors and implementation has already begun.

Media Relations: Lucas van Praag 212-902-5400   |   Investor Relations: Dane E. Holmes 212-902-0300

“Market and economic conditions for much of 2010 were difficult, but the firm’s performance benefited from the strength of our global client franchise and the focus and commitment of our people,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “Looking ahead, we are seeing signs of growth and more economic activity and we are well-positioned to help our clients expand their businesses, manage their risks and invest in the future.”

Net Revenues
Investment Banking
Full Year
Net revenues in Investment Banking were $4.81 billion for 2010, 3% lower than 2009. Net revenues in Financial Advisory were $2.06 billion, 9% higher than 2009, primarily reflecting an increase in client activity. Net revenues in the firm’s Underwriting business were $2.75 billion, 11% lower than 2009, reflecting lower net revenues in equity underwriting, principally due to a decline in client activity, as 2009 included significant capital-raising activity by financial institution clients. Net revenues in debt underwriting were essentially unchanged compared with 2009.
Fourth Quarter
Net revenues in Investment Banking were $1.51 billion for the fourth quarter of 2010, 10% lower than the fourth quarter of 2009 and 30% higher than the third quarter of 2010. Net revenues in Financial Advisory were $628 million, 7% lower than the fourth quarter of 2009. Industry-wide completed mergers and acquisitions declined compared with the fourth quarter of 2009. Net revenues in the firm’s Underwriting business were $879 million, 12% lower than a strong fourth quarter of 2009, reflecting lower net revenues in both equity and debt underwriting, principally due to a decline in client activity.
The firm’s investment banking transaction backlog decreased compared with the end of the third quarter of 2010. (7)
Institutional Client Services
Full Year
Net revenues in Institutional Client Services were $21.80 billion for 2010, 33% lower than 2009.
Net revenues in Fixed Income, Currency and Commodities Client Execution were $13.71 billion for 2010, 37% lower than a particularly strong 2009. During 2010, Fixed Income, Currency and Commodities Client Execution operated in a challenging environment characterized by lower client activity levels, which reflected broad market concerns including European sovereign debt risk and uncertainty over regulatory reform, as well as tighter bid/offer spreads. The decrease in net revenues compared with 2009 primarily reflected significantly lower results in interest rate products, credit products, commodities and, to a lesser extent, currencies. These decreases were partially offset by higher net revenues in mortgages, as 2009 included approximately $1 billion of losses on commercial mortgage-related products.

Net revenues in Equities were $8.09 billion for 2010, 25% lower than 2009, primarily reflecting significantly lower net revenues in equities client execution, principally due to significantly lower results in derivatives and shares. Commissions and fees were also lower than 2009, primarily reflecting lower client activity levels. In addition, securities services net revenues were significantly lower compared with 2009, primarily reflecting tighter securities lending spreads, principally due to the impact of changes in the composition of customer balances, partially offset by the impact of higher average customer balances. During 2010, although equity markets were volatile during the first half of the year, equity prices generally improved and volatility levels declined in the second half of the year.
Fourth Quarter
Net revenues in Institutional Client Services were $3.64 billion for the fourth quarter of 2010, 31% lower than the fourth quarter of 2009 and 22% lower than the third quarter of 2010.
Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.64 billion, 48% lower than the fourth quarter of 2009. During the fourth quarter of 2010, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment characterized by generally low client activity levels, which resulted in lower net revenues across the franchise compared with the fourth quarter of 2009.
Net revenues in Equities were $2.00 billion, 5% lower than the fourth quarter of 2009. This decrease reflected lower net revenues in equities client execution, as well as slightly lower commissions and fees, as client activity levels remained low during the quarter. Securities services net revenues were also lower, primarily reflecting tighter securities lending spreads, principally due to the impact of changes in the composition of customer balances, partially offset by the impact of higher average customer balances. During the quarter, Equities operated in an environment characterized by lower volatility levels and an increase in global equity prices.
Investing & Lending
The firm’s investing and lending activities across various asset classes, primarily including debt securities and loans and equity securities, including private equity and real estate, are included in this segment. These activities include both direct investing and investing through funds, as well as lending activities.
Full Year
Investing & Lending recorded net revenues of $7.54 billion for 2010. These results primarily reflected a gain of $747 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC), a net gain of $2.69 billion from other equity securities and a net gain of $2.60 billion from debt securities and loans.
Fourth Quarter
Investing & Lending recorded net revenues of $1.99 billion for the fourth quarter of 2010. These results primarily reflected a gain of $55 million from the firm’s investment in the ordinary shares of ICBC, a net gain of $1.07 billion from other equity securities and a net gain of $537 million from debt securities and loans.

Investment Management
Full Year
Net revenues in Investment Management were $5.01 billion for 2010, 9% higher than 2009, primarily reflecting higher incentive fees across the firm’s alternative investment products. Management and other fees also increased, reflecting favorable changes in the mix of assets under management, as well as the impact of appreciation in the value of client assets. During the year, assets under management decreased 4% to $840 billion, primarily reflecting industry-wide outflows in money market assets.
Fourth Quarter
Net revenues in Investment Management were $1.51 billion for the fourth quarter of 2010, 14% higher than the fourth quarter of 2009 and 18% higher than the third quarter of 2010. The increase in net revenues compared with the fourth quarter of 2009 primarily reflected significantly higher incentive fees. During the quarter, assets under management increased 2% to $840 billion, due to appreciation in the value of client assets and inflows in money market assets.
Expenses
Operating expenses were $26.27 billion for 2010, 4% higher than 2009.
Compensation and Benefits
Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $15.38 billion for 2010, a 5% decline compared with $16.19 billion for 2009. The ratio of compensation and benefits to net revenues for 2010 was 39.3% (8) (which excludes the impact of the $465 million U.K. bank payroll tax).
U.K. Bank Payroll Tax
During the second quarter of 2010, the United Kingdom enacted legislation that imposed a non-deductible 50% tax on certain financial institutions in respect of discretionary bonuses in excess of £25,000 awarded under arrangements made between December 9, 2009 and April 5, 2010 to “relevant banking employees.” The estimated amount accrued in the second quarter of 2010 related to this tax was finalized during the fourth quarter at $465 million.
Non-Compensation Expenses
Full Year
Non-compensation expenses were $10.43 billion for 2010, 14% higher than 2009. This increase was primarily attributable to the impact of net provisions for litigation and regulatory proceedings of $682 million (including $550 million related to the SEC settlement), and an impairment of the firm’s NYSE DMM rights of $305 million, each during 2010. The remainder of the increase compared with 2009 generally reflected higher professional fees, market development expenses and occupancy expenses. These increases were partially offset by the impact of significantly higher real estate impairment charges during 2009 related to the firm’s consolidated entities held for investment purposes, as well as higher charitable contributions during 2009. During 2010, charitable contributions included $320 million to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution. The firm will ask its participating managing directors to make recommendations regarding potential charitable recipients for this contribution.

Fourth Quarter
Non-compensation expenses were $3.05 billion, 11% higher than the fourth quarter of 2009 and 35% higher than the third quarter of 2010. The increase compared with the fourth quarter of 2009 was primarily attributable to an impairment of the firm’s NYSE DMM rights of $305 million during the fourth quarter of 2010, as well as higher market development expenses and professional fees. These increases were partially offset by the impact of higher charitable contributions in the fourth quarter of 2009. During the fourth quarter of 2010, charitable contributions included $320 million to Goldman Sachs Gives. The fourth quarter of 2010 also included $19 million of net provisions for litigation and regulatory proceedings.
Provision for Taxes
The effective income tax rate for 2010, excluding the impact of the $465 million U.K. bank payroll tax and the $550 million SEC settlement, substantially all of which is non-deductible, was 32.7% (9), essentially unchanged from 2009 and the first nine months of 2010. Including the impact of these amounts, the effective income tax rate was 35.2% for 2010.
Capital
As of December 31, 2010, total capital was $251.76 billion, consisting of $77.36 billion in total shareholders’ equity (common shareholders’ equity of $70.40 billion and preferred stock of $6.96 billion) and $174.40 billion in unsecured long-term borrowings. Book value per common share was $128.72, an increase of approximately 10% compared with the end of 2009 and approximately 1% compared with the end of the third quarter of 2010. Tangible book value per common share (4) was $118.63, an increase of approximately 9% compared with the end of 2009 and approximately 2% compared with the end of the third quarter of 2010. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 546.9 million at period end.
In keeping with the firm’s long-standing policy of repurchasing shares to offset increases in share count over time resulting from employee share-based compensation, the firm repurchased 25.3 million shares of its common stock during 2010 at an average cost per share of $164.48, for a total cost of $4.16 billion, including 6.7 million shares during the fourth quarter at an average cost per share of $163.41, for a total cost of $1.09 billion.
Under the regulatory capital guidelines currently applicable to bank holding companies, the firm’s Tier 1 capital ratio under Basel 1 (5) was 16.0% as of December 31, 2010. The firm’s Tier 1 common ratio under Basel 1(6) was 13.3% as of December 31, 2010.

Other Balance Sheet and Liquidity Metrics
•	Total assets (10) were $911 billion as of December 31, 2010, essentially unchanged from the end of the third quarter of 2010 and up 7% from the end of 2009.

•	Level 3 assets (10) were approximately $45 billion as of December 31, 2010 (down from $46 billion at the end of the third quarter of 2010 and the end of 2009) and represented 5% of total assets.

•	Average global core excess liquidity (GCE) (11) was $170 billion for the fourth quarter of 2010, down from $175 billion for the third quarter of 2010. GCE averaged $168 billion for 2010, unchanged from the average for 2009, and was $175 billion as of December 31, 2010.
Dividends
The Goldman Sachs Group, Inc. declared a dividend of $0.35 per common share to be paid on March 30, 2011 to common shareholders of record on March 2, 2011. The firm also declared dividends of $239.58, $387.50, $255.56 and $255.56 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on February 10, 2011 to preferred shareholders of record on January 26, 2011. In addition, the firm declared a dividend of $2,500 per share of Series G Preferred Stock to be paid on February 10, 2011 to preferred shareholders of record on January 26, 2011.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.
Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Conference Call
A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 32157723, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Year Ended		% Change From
	December 31,	December 31,	December 31,
	2010	2009	2009
Investment Banking
Financial Advisory	$2,062	$1,897	9%

Equity underwriting	1,462	1,797	(19)
Debt underwriting	1,286	1,290	—

Total Underwriting	2,748	3,087	(11)

Total Investment Banking	4,810	4,984	(3)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	13,707	21,883	(37)

Equities client execution	3,231	5,237	(38)
Commissions and fees	3,426	3,680	(7)
Securities services	1,432	1,919	(25)

Total Equities	8,089	10,836	(25)

Total Institutional Client Services	21,796	32,719	(33)

Investing & Lending
ICBC	747	1,582	(53)
Equity securities (excluding ICBC)	2,692	(596)	N.M.
Debt securities and loans	2,597	1,045	149
Other (12)	1,505	832	81

Total Investing & Lending	7,541	2,863	163

Investment Management
Management and other fees	3,956	3,860	2
Incentive fees	527	180	193
Transaction revenues	531	567	(6)

Total Investment Management	5,014	4,607	9

Total net revenues	$39,161	$45,173	(13)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
	2010	2010	2009	2010	2009
Investment Banking
Financial Advisory	$628	$499	$677	26%	(7)%

Equity underwriting	555	310	623	79	(11)
Debt underwriting	324	350	380	(7)	(15)

Total Underwriting	879	660	1,003	33	(12)

Total Investment Banking	1,507	1,159	1,680	30	(10)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,636	2,687	3,129	(39)	(48)

Equities client execution	772	860	835	(10)	(8)
Commissions and fees	863	779	875	11	(1)
Securities services	368	343	407	7	(10)

Total Equities	2,003	1,982	2,117	1	(5)

Total Institutional Client Services	3,639	4,669	5,246	(22)	(31)

Investing & Lending
ICBC	55	9	441	N.M.	(88)
Equity securities (excluding ICBC)	1,066	823	153	30	N.M.
Debt securities and loans	537	508	553	6	(3)
Other (12)	330	457	224	(28)	47

Total Investing & Lending	1,988	1,797	1,371	11	45

Investment Management
Management and other fees	1,057	1,001	1,020	6	4
Incentive fees	310	158	126	96	146
Transaction revenues	141	119	172	18	(18)

Total Investment Management	1,508	1,278	1,318	18	14

Total net revenues	$8,642	$8,903	$9,615	(3)	(10)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Year Ended		% Change From
	December 31,	December 31,	December 31,
	2010	2009	2009
Revenues
Investment banking	$4,810	$4,984	(3)%
Investment management	4,669	4,233	10
Commissions and fees	3,569	3,840	(7)
Market making	13,678	22,088	(38)
Other principal transactions	6,932	2,621	164

Total non-interest revenues	33,658	37,766	(11)

Interest income	12,309	13,907	(11)
Interest expense	6,806	6,500	5

Net interest income	5,503	7,407	(26)

Net revenues, including net interest income	39,161	45,173	(13)

Operating expenses
Compensation and benefits	15,376	16,193	(5)

U.K. bank payroll tax	465	—	N.M.

Brokerage, clearing, exchange and distribution fees	2,281	2,298	(1)
Market development	530	342	55
Communications and technology	758	709	7
Depreciation and amortization	1,889	1,734	9
Occupancy	1,086	950	14
Professional fees	927	678	37
Other expenses	2,957	2,440	21

Total non-compensation expenses	10,428	9,151	14

Total operating expenses	26,269	25,344	4

Pre-tax earnings	12,892	19,829	(35)
Provision for taxes	4,538	6,444	(30)

Net earnings	8,354	13,385	(38)

Preferred stock dividends	641	1,193	(46)

Net earnings applicable to common shareholders	$7,713	$12,192	(37)

Earnings per common share
Basic (13)	$14.15	$23.74	(40)%
Diluted	13.18	22.13	(40)

Average common shares outstanding
Basic	542.0	512.3	6
Diluted	585.3	550.9	6

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
	2010	2010	2009	2010	2009
Revenues
Investment banking	$1,507	$1,159	$1,680	30%	(10)%
Investment management	1,415	1,200	1,214	18	17
Commissions and fees	904	807	916	12	(1)
Market making	1,594	2,849	2,784	(44)	(43)
Other principal transactions	1,884	1,760	1,253	7	50

Total non-interest revenues	7,304	7,775	7,847	(6)	(7)

Interest income	3,069	2,937	3,075	4	—
Interest expense	1,731	1,809	1,307	(4)	32

Net interest income	1,338	1,128	1,768	19	(24)

Net revenues, including net interest income	8,642	8,903	9,615	(3)	(10)

Operating expenses
Compensation and benefits	2,253	3,828	(519)	(41)	N.M.

U.K. bank payroll tax	(135)	—	—	N.M.	N.M.

Brokerage, clearing, exchange and distribution fees	578	519	608	11	(5)
Market development	175	129	108	36	62
Communications and technology	204	192	169	6	21
Depreciation and amortization	725	355	392	104	85
Occupancy	259	297	237	(13)	9
Professional fees	262	256	215	2	22
Other expenses	847	516	1,028	64	(18)

Total non-compensation expenses	3,050	2,264	2,757	35	11

Total operating expenses	5,168	6,092	2,238	(15)	131

Pre-tax earnings	3,474	2,811	7,377	24	(53)
Provision for taxes	1,087	913	2,429	19	(55)

Net earnings	2,387	1,898	4,948	26	(52)

Preferred stock dividends	160	161	161	(1)	(1)

Net earnings applicable to common shareholders	$2,227	$1,737	$4,787	28	(53)

Earnings per common share
Basic (13)	$4.10	$3.19	$9.01	29%	(54)%
Diluted	3.79	2.98	8.20	27	(54)

Average common shares outstanding
Basic	541.0	541.2	530.5	—	2
Diluted	587.5	582.7	584.0	1	1

Selected Data
Total staff at period end (14)	35,700	35,400	32,500	1	10
Total staff at period end including consolidated entities held for investment purposes (15)	38,700	38,900	36,200	(1)	7

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)
Average Daily VaR (16)
$ in millions

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Risk Categories
Interest rates	$86	$88	$126	$93	$176
Equity prices	65	58	89	68	66
Currency rates	32	23	31	32	36
Commodity prices	23	29	38	33	36
Diversification effect (17)	(86)	(77)	(103)	(92)	(96)

Total	$120	$121	$181	$134	$218

Assets Under Management (18) $ in billions

	As of			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
	2010	2010	2009	2010	2009
Asset Class
Alternative investments	$148	$148	$146	—%	1%
Equity	144	133	146	8	(1)
Fixed income	340	343	315	(1)	8

Total non-money market assets	632	624	607	1	4

Money markets	208	199	264	5	(21)

Total assets under management	$840	$823	$871	2	(4)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Balance, beginning of period	$823	$802	$848	$871	$798

Net inflows / (outflows)
Alternative investments	(2)	(1)	(1)	(1)	(5)
Equity	(2)	(8)	1	(21)	(2)
Fixed income	—	2	20	7	26

Total non-money market net inflows / (outflows)	(4)	(7)	20	(15)	19

Money markets	9	(6)	(8)	(56)	(22)

Total net inflows / (outflows)	5	(13)	12	(71)	(3)

Net market appreciation / (depreciation)	12	34	11	40	76

Balance, end of period	$840	$823	$871	$840	$871

Footnotes
(1)	Management believes that presenting the firm’s results excluding the impact of the U.K. bank payroll tax, the SEC settlement and the NYSE DMM rights impairment is meaningful, as excluding these items increases the comparability of period-to-period results. The following tables set forth the calculation of net earnings applicable to common shareholders, diluted earnings per common share and average common shareholders’ equity excluding the impact of these amounts:

For the
Year Ended
December 31, 2010
(unaudited, in millions,
except per share
amounts)
Net earnings applicable to common shareholders	$7,713
Impact of U.K. bank payroll tax	465
Pre-tax impact of SEC settlement	550
Tax impact of SEC settlement	(6)
Pre-tax impact of NYSE DMM rights impairment	305
Tax impact of NYSE DMM rights impairment	(118)

Net earnings applicable to common shareholders, excluding the impact of U.K. bank payroll tax, SEC settlement and NYSE DMM rights impairment	$8,909

Divided by: average diluted common shares outstanding	585.3

Diluted earnings per common share, excluding the impact of U.K. bank payroll tax, SEC settlement and NYSE DMM rights impairment	$15.22

Average for the
Year Ended
December 31, 2010
(unaudited, $ in millions)
Total shareholders’ equity	$74,257
Preferred stock	(6,957)

Common shareholders’ equity	67,300
Impact of U.K. bank payroll tax	359
Impact of SEC settlement	293
Impact of NYSE DMM rights impairment	14

Common shareholders’ equity, excluding the impact of U.K. bank payroll tax, SEC settlement and NYSE DMM rights impairment	$67,966

(2)	ROE is computed by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The impact of the finalization of the U.K. bank payroll tax accrual and the NYSE DMM rights impairment in the fourth quarter of 2010 were not annualized in the calculation of annualized net earnings applicable to common shareholders for the fourth quarter of 2010, as these amounts have no impact on other quarters in the year. The following table sets forth the firm’s average common shareholders’ equity:

	Average for the
	Year Ended	Three Months Ended
	December 31, 2010	December 31, 2010
	(unaudited, $ in millions)
Total shareholders’ equity	$74,257	$76,356
Preferred stock	(6,957)	(6,957)

Common shareholders’ equity	$67,300	$69,399

(3)	Thomson Reuters — January 1, 2010 through December 31, 2010.

Footnotes (continued)
(4)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. The following table sets forth the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of
December 31, 2010
(unaudited, $ in millions)
Total shareholders’ equity	$77,356
Preferred stock	(6,957)

Common shareholders’ equity	70,399
Goodwill and identifiable intangible assets	(5,522)

Tangible common shareholders’ equity	$64,877

(5)	The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under Basel 1 were approximately $444 billion as of December 31, 2010. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

(6)	The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of December 31, 2010, Tier 1 common capital was $59 billion, consisting of Tier 1 capital of $71 billion less preferred stock of $7 billion and junior subordinated debt issued to trusts of $5 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy. This ratio represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

(7)	The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(8)	Management believes that presenting the firm’s ratio of compensation and benefits to net revenues excluding the impact of the U.K. bank payroll tax is meaningful, as excluding this item increases the comparability of period-to-period results.

For the
Year Ended
December 31, 2010
(unaudited, $ in millions)
Compensation and benefits (which excludes the impact of the $465 million U.K. bank payroll tax)	$15,376
Ratio of compensation and benefits to net revenues	39.3%
Compensation and benefits, including the impact of the $465 million U.K. bank payroll tax	$15,841
Ratio of compensation and benefits to net revenues, including the impact of the $465 million U.K. bank payroll tax	40.5%

Footnotes (continued)
(9)	Management believes that presenting the firm’s effective income tax rate excluding the impact of the U.K. bank payroll tax and the SEC settlement, substantially all of which is non-deductible, is meaningful as excluding these items increases the comparability of period-to-period results. The following table sets forth the calculation of the effective income tax rate excluding the impact of these amounts:

	For the
	Year Ended December 31, 2010
	Pre-tax	Provision	Effective income
	earnings	for taxes	tax rate
	(unaudited, $ in millions)
As reported	$12,892	$4,538	35.2%
Add back:
Impact of U.K. bank payroll tax	465	—
Impact of SEC settlement	550	6

As adjusted	$13,907	$4,544	32.7%

(10)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010.

(11)	The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities that may be sold or pledged to provide same-day liquidity, as well as certain overnight cash deposits. Beginning with the fourth quarter of 2010, the global core excess, which was previously reported at loan value, is now reported at fair value. The differences between the loan value and fair value were not material and prior periods are presented on a comparable basis. These amounts represent preliminary estimates as of the date of this earnings release and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2010. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity and Funding Risk” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

(12)	Primarily includes results related to the firm’s consolidated entities held for investment purposes.

(13)	Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction to basic earnings per common share of $0.08 and $0.06 for the years ended December 31, 2010 and December 31, 2009, respectively, and $0.02, $0.02 and $0.01 for the three months ended December 31, 2010, September 30, 2010 and December 31, 2009, respectively.

(14)	Includes employees, consultants and temporary staff.

(15)	Compensation and benefits and non-compensation expenses related to consolidated entities held for investment purposes are included in their respective line items in the consolidated statements of earnings.

(16)	VaR is the potential loss in value of the firm’s trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no standard methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see “Market Risk” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.

(17)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(18)	Assets under management do not include the firm’s investments in funds that it manages.